Exhibit 99.1

BK Technologies Reports Fourth Quarter and Full Year 2025 Results

Above Guidance

●	Revenue: 4Q25 revenue increased by 20% to $21.5 million; full year 2025 revenue grew 12.5% to $86.1 million.

●	Gross margins: 4Q25 gross margin expanded to 50.4% from 41.2% in 4Q24; full year 2025 gross margin increased to 48.8% from 37.9% in 2024.

●	Earnings: 4Q25 Diluted EPS of $1.05, compared to $0.93 in 4Q24; full year 2025 Diluted EPS of $3.44, up from $2.25 in 2024.

●	Adjusted Earnings: 4Q25 non-GAAP diluted adjusted EPS[1] of $1.17, up from $0.61 in 4Q24; full year 2025 non-GAAP diluted adjusted EPS of $4.32, up from $1.84 in 2024.

●	Balance sheet: Record Cash Balance for the second consecutive quarter; $22.8 million in cash and debt-free balance sheet at December 31,2025

●	Capital Allocation: Repurchased approximately 19,000 shares during the 4Q; $3.8 million remaining under current authorization

●	BKR9500: Based on the current development schedule, we believe that we will submit the BKR9500 multi band mobile for Federal Communications Commission (FCC) approval in the second half of 2026.

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Outlook: Introducing full year 2026 targets: $90 million in revenue, gross margin of +50%, GAAP EPS of over $3.15 per diluted share, and non-GAAP adjusted EPS[1] of $3.55 per diluted share. These targets reflect expensing of engineering costs that were previously capitalized.

WEST MELBOURNE, FL March 12, 2026 / BK Technologies Corporation (NYSE American: BKTI) (the “Company,” “BK Technologies”), a provider of advanced public safety communications solutions, today announced financial and operating results for the fourth quarter and fiscal year ended December 31, 2025. The Company will host a conference call today, March 12, 2026, at 9:00 a.m. Eastern Time.

1 Represents a non-GAAP financial measure. Refer to the section entitled “Use of Non-GAAP Measures” and Reconciliation to GAAP later in this press release.

John Suzuki, CEO of BK Technologies, commented, “We achieved outstanding results throughout 2025, successfully executing on our strategic priorities to deliver revenue growth, margin expansion, and increased profitability. Our performance exceeded guidance by all measures, validating the strength of our product portfolio and the accelerating adoption of our solutions across public safety communications. The BKR 9000, our next-generation, all-band portable radio, continued to gain meaningful traction, driving both top-line growth and material margin expansion as agencies increasingly choose our multi-band radios for their unmatched combination of performance, interoperability, value, and ergonomics. By extending our reach beyond wildland fire into structural fire, law enforcement, and everyday mission critical communications, we have meaningfully enhanced our positioning and opened new opportunities to expand our addressable market. Despite our recent momentum, our share of the overall land mobile radio market remains modest, and we believe we have significant opportunity to grow within both existing and new customers. While adoption accelerated in 2025, we believe we remain in the early stages of penetrating a large replacement cycle across state and local agencies, with significant opportunity to expand share as departments migrate toward multi-band interoperability solutions.

“With record cash position of $22.8 million, a debt-free balance sheet, increasing revenue and profit growth, and strong momentum as we close out Vision 2025, we launch our next phase, Vision 2030, from a position of strength. Our current financial standing allows us to continue investing in product innovation, channel expansion, and go-to-market initiatives that we believe will support durable market share gains over the coming years. As we enter 2026 and embark on Vision 2030, we reiterate our strategic priorities of revenue growth, profitability expansion, and cash generation, all aimed at delivering value for both our customers and shareholders. Our team is steadfast on executing our roadmap, including the forthcoming BKR 9500 in-vehicle platform, expanding our dealer network, and capturing share in our core markets where reliability and value matter most. Building on the momentum achieved in 2025, we are introducing our full year 2026 expectations, including revenue of $90 million, gross margin of +50%, GAAP diluted EPS of $3.15, and Non-GAAP diluted adjusted EPS of $3.55. Our engineering development costs will increase as we complete the development of the BKR 9500, submit the product for FCC approval, and move towards production readiness. As the development nears completion in 2026, these costs will be expensed as incurred rather than capitalized, as they will no longer meet the criteria for capitalization under our accounting policies. This change reflects the natural progression of our product development cycle and does not impact the economics of our business or the Company’s free cash flow generation. In addition, the Company expects its 2026 tax rate to normalize at approximately 25% compared to 15.7% in 2025. The combination of expensing engineering costs and the higher tax rate is expected to reduce projected EPS by approximately $1.05 relative to prior accounting and tax assumptions. Importantly, these items are accounting and tax timing effects which do not reflect any change in the Company’s underlying operating momentum or cash generating ability. We believe that our 2026 targets reflect prudent planning assumptions while we continue to see healthy demand signals, expanding sales pipeline, and increasing engagement from agencies evaluating modernization of legacy radio fleets.

We look forward to providing a comprehensive discussion of our Vision 2030 initiatives next month at our Investor Day on Thursday, April 2, and remain confident that the foundation our team has built positions us for continued profitable growth and long-term value creation.”

Fourth Quarter 2025 Financial Review

Revenue of $21.5 million increased 20.0% compared to revenue of $17.9 million in the fourth quarter of 2024, driven by strong order activity from state and local agencies, and increased purchase volumes of the BKR 5000 and 9000.

Gross margin of 50.4% improved significantly by 929 basis points compared to gross margin of 41.2% in the fourth quarter of 2024, primarily related to continued customer adoption of the BKR 9000 and favorable product mix.

Selling, General & Administrative expenses totaled $6.6 million, compared with $5.2 million for the fourth quarter of 2024. Selling General and Administrative expenses in the quarter included non-cash stock compensation expense of approximately $0.5 million.

Operating income was $4.2 million compared with operating income of $2.2 million in the fourth quarter of 2024. Operating margin increased to 19.7% from 12.3% in the year ago quarter, driven by diligent cost management.

BK Technologies recorded net income of $4.2 million or $1.12 per basic and $1.05 per diluted share, compared with net income of $3.7 million or $1.03 per basic and $0.93 per diluted share, for the fourth quarter of 2024. Fourth quarter 2025 GAAP earnings included a change in non-cash tax provision of $0.01 per diluted share compared to the non-cash change of $0.37 per diluted share for the fourth quarter of 2024.

The Company reported non-GAAP adjusted earnings1 of $4.7 million or $1.24 per basic and $1.17 per diluted share compared to non-GAAP adjusted earnings1 of $2.4 million or $0.67 per basic and $0.61 per diluted share for the fourth quarter of 2024.

Non-GAAP adjusted EBITDA1 for the fourth quarter of 2025 was $4.7 million, compared with non-GAAP adjusted EBITDA1 of $2.7 million in the fourth quarter of 2024. Non-GAAP adjusted EBITDA1 margin reached 22.0%, an expansion from 14.9% in the fourth quarter of 2024.

Working capital totaled approximately $37.3 million at December 31, 2025, of which $30.0 million was comprised of cash, cash equivalents and trade receivables. This compares with working capital at December 31, 2024 of approximately $23.0 million, of which $14.4 million was comprised of cash, cash equivalents and trade receivables.

Full Fiscal Year 2025 Financial Review

Revenue of $86.1 million increased 12.5% compared to revenue of $76.6 million in the full year of 2024, driven by robust order activity from Federal and State agencies.

Gross margin of 48.8% improved by over 10 percentage points as compared to gross margin of 37.9% in the same period last year, comfortably above the 47% guidance.

Selling, General & Administrative expenses totaled $26.0 million, compared with $21.2 million for the prior year period.

Operating income totaled $16.0 million compared with operating income of $7.8 million in the year ago period. Operating margin expanded to 18.6% for the full year of 2025 from 10.2% in the year ago period.

1 Represents a non-GAAP financial measure. Refer to the section entitled “Use of Non-GAAP Measures” and Reconciliation to GAAP later in this press release.

BK Technologies recorded net income of $13.5 million or $3.69 per basic and $3.44 per diluted share, compared with net income of $8.4 million or $2.35 per basic and $2.25 per diluted share in the prior full year of 2024. Full year 2025 GAAP earnings included an income tax provision of $0.40 per diluted share related to changes in deferred tax asset provisions.

The Company reported non-GAAP adjusted earnings1 of $17.0 million or $4.63 per basic and $4.32 per diluted share compared to non-GAAP adjusted earnings1 of $6.8 million or $1.92 per basic and $1.84 per diluted share in the prior year period.

Non-GAAP adjusted EBITDA1 was $17.6 million with adjusted EBITDA margin1 expanding to 20.5%, compared with non-GAAP adjusted EBITDA1 of $9.6 million and non-GAAP adjusted EBITDA margin1 of 12.5% in 2024.

Conference Call and Webcast

BK Technologies will host a conference call and webcast for investors today, March 12, 2026, at 9:00 a.m. Eastern Time.

Shareholders and interested parties may participate in the conference call by dialing (877) 545-0523 and international participants should dial (973) 528-0016 and use access code: 842604. The call and the accompanying slide deck will also be webcast at:

https://www.webcaster5.com/Webcast/Page/2208/53582

The conference call and slide deck may also be accessed via the Events page of the Company’s website at www.bktechnologies.com. Please allow extra time prior to the call to visit the site.

An online archive of the webcast will be available on the Company’s website for thirty (30) days following the call at www.bktechnologies.com. A replay of the conference call will be available one hour after completion of the call until Thursday, March 19, 2026, by dialing (877) 481-4010 and international participants should dial (919) 882-2331. All callers must use access code 53582 to access the replay.

1 Represents a non-GAAP financial measure. Refer to the section entitled “Use of Non-GAAP Measures” and Reconciliation to GAAP later in this press release.

Use of Non-GAAP Measures

BK Technologies prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses non-GAAP financial measures. Management believes the non-GAAP financial measures discussed in this release are important to the reader of the Consolidated Financial Statements. The Company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Adjusted Earnings Before Interest Taxes Depreciation and Amortization (Adjusted EBITDA). Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income provided in the statement of operations attributable to the Company calculated in accordance with GAAP, the most directly comparable financial measure calculated in accordance with GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA margin can help the investors better understand operational factors associated with the Company’s financial performance because it excludes the following from consideration: interest, taxes, depreciation and amortization, and infrequent or unusual losses or gains (i.e., non-recurring and incremental restructuring charges that are not expected to be routinely incurred year over year because of the Company’s strategy and operating experience). Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue. See Reconciliation to GAAP below for calculation methodology and details regarding Adjusted EBITDA and Adjusted EBITDA Margin.

Adjusted earnings per share (Adjusted EPS). Adjusted EPS is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the basic and diluted earnings per share attributable to the Company calculated in accordance with GAAP EPS, the most directly comparable financial measure calculated in accordance with GAAP. Adjusted EPS is a non-GAAP financial measure that adjusts GAAP EPS for expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the Company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. The Company has non-cash charges for stock-based compensation and changes in investment value that do not reflect the operating performance of the LMR and Solutions businesses. The Company has also entered a master Service Agreement with EastWest Manufacturing, LLC for the manufacture of LMR radio products and accessories resulted in one-time adjustments related to the transition of production operations during the fiscal year 2024. The Company also recorded a one-time, non-cash income tax provision expense for NOL carryforwards during the second, third and fourth quarters of 2025. Management believes that these one-time charges do not reflect the operational profitability of the business for fiscal year 2024 and the second, third and fourth quarters of 2025 compared to prior periods. See Reconciliation to GAAP below for calculation methodology and details regarding Adjusted EPS. We do not provide reconciliations of forward-looking non-GAAP guidance due to the inherent difficulty in quantifying certain items necessary to provide such reconciliations as a result of their unknown effect, timing and potential significance.

About BK Technologies

BK Technologies Corporation (NYSE American: BKTI) manufactures high-specification communications equipment of unsurpassed reliability and value for public safety and government agencies. BK’s BKR 9000 multiband portable radio combines advanced features with rugged durability and interoperability to meet the critical demands of first responders. BK’s Solutions business unit, which includes the BK ONE family of offerings, combines land mobile radio (LMR) and LTE/5G to create seamless connectivity among first responders for planned and emergency events. BK Technologies is headquartered in West Melbourne, Florida. For more information, visit www.bktechnologies.com.

Forward-Looking Statements

This press release contains statements about future events and expectations which are “forward-looking statements” within the meaning of Sections 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements concern the Company’s operations, economic performance, and financial condition, including, but not limited to the Company’s long-term strategic plan and guidance, and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties, and other factors, many of which are outside of our control, that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: changes or advances in technology; the success of our Solutions and Radio business lines and the products offered thereunder; successful introduction of new products and technologies, including our ability to successfully develop and sell our current and anticipated Solutions products, and our new multiband radio product and other related products in the BKR Series product line; competition in the land mobile radio industry; general economic and business conditions, including the impacts of high inflation, fluctuating interest rates, tariffs and other trade barriers and restrictions, labor and supply shortages and disruptions, federal, state and local government budget deficits and spending limitations, any impact from a prolonged shutdown of the U.S. Government, the effects of natural disasters, changes in climate, severe weather events, geopolitical events, acts of war or terrorism, global health crises and other catastrophic events, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments, including a potential U.S. or global downturn or recession; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; risks associated with fixed-price contracts; heavy reliance on sales to agencies of the U.S. Government and our ability to comply with the requirements of contracts, laws and regulations related to such sales; allocations by government agencies among multiple approved suppliers under existing agreements; our ability to comply with U.S. tax laws and utilize deferred tax assets; our ability to attract and retain executive officers, skilled workers and key personnel; our ability to manage our growth; our ability to identify potential candidates for, and to consummate, acquisition, disposition or investment transactions; impact of our capital allocation strategy; risks related to maintaining our brand and reputation; impact of government regulation; impact of rising health care costs; our business with manufacturers located in other countries, including the effects of changes in the U.S. Government and foreign governments’ trade and tariff policies, such as fluctuating tariffs imposed by the U.S. and the imposition of increased tariffs and other trade barriers and retaliatory measures by foreign governments; our inventory and debt levels; our ability to comply with the terms, including financial covenants, of our outstanding debt, including fluctuating interest rates; protection of our intellectual property rights; fluctuation in our operating results and stock price; any infringement claims; data security breaches, cyber-attacks and other factors impacting our technology systems or third-party information technology systems upon which we rely; widespread outages, interruptions, or other failures of operational, communication, or other systems; availability of adequate insurance coverage; environmental, social and governance matters; maintenance of our NYSE American listing; risks related to being a holding company; our ability maintain effective internal control over financial reporting; and the effect on our stock price and ability to raise capital through future sales of shares of our common stock or otherwise. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statement except as required by law.

This press release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release. We do not provide reconciliations of forward-looking non-GAAP guidance due to the inherent difficulty in quantifying certain items necessary to provide such reconciliations as a result of their unknown effect, timing and potential significance.

Company Contact:
Hayden IR
Brett Maas
Brett@haydenir.com

(646) 536-7331